BERWYN INCOME FUND,
INC.
                   THIS PROXY IS SOLICITED
                       ON BEHALF OF THE
                       BOARD OF DIRECTORS
Robert E. Killen and Kevin M. Ryan, or either of them, with power of substitution, are hereby authorized as proxies to represent, and to vote the shares of the undersigned at the Annual Meeting of Shareholders of the Berwyn Income Fund, Inc., to be held at 11:00 A.M. or immediately following the Annual Meeting of The Berwyn Fund, Inc., which is scheduled for 10:00 A.M. on Monday, March 31, 1997 at 1199 Lancaster Avenue, Berwyn, Pennsylvania, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed below and in accordance with their judgment on all other matters which may properly come before the meeting. If no specification is made, this proxy shall be voted in favor of each listed proposal (including each nominee for director). The Board of Directors recommends voting for Items 1, 2, and 3.
1.     Election of Directors:
       For                  Withhold              Withhold
       _____ All Nominees    _____ All Nominees  _____ Those
Listed
Below

       Nominees:

       Robert E. Killen, Denis P. Conlon, Anthony N.
Carrelli,Edward A. Killen II and William H. Vonier.

       Instruction: To withhold authority to vote for any individual nominee, please print his name below:
2.     Investment Advisory Agreement:

       ______ Approve         ______ Disapprove   ______
Abstain

3.     Ratification of Price Waterhouse as Independent
Accountants:

       ______For             _______ Against       _______
Abstain


Please sign and date this proxy and return it promptly in the enclosed envelope.


_____________________________________
Dated____________________1997


_____________________________________
Dated____________________1997 Joint Tenant (if any)

Please check here _________ if planning to attend the annual meeting.

Please check here _________ if you have comments and use back of form.


                        YOUR VOTE IS IMPORTANT
                       BERWYN INCOME FUND, INC.
               NOTICE OF ANNUAL MEETING OF
               SHAREHOLDERS
                            MARCH 31, 1997
                    BERWYN, PENNSYLVANIA


NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of the Berwyn Income Fund, Inc., ("The Fund"), a registered investment company, will be held at the executive offices of The Killen Group,
Inc., 1199 Lancaster Avenue, Berwyn, Pennsylvania on Monday, March 31, 1997, at 11:00 A.M. or immediately following The Berwyn Fund, Inc. Shareholder Meeting, which is scheduled for 10:00 A.M., for the following purposes:
1. To elect 5 Directors to serve until the next annual meeting of shareholders and until their successors are elected;

2.     To consider and approve the Investment Advisory
Agreement
between the Fund and The Killen Group, Inc. for the period
March 31, 1997 to March 27, 1998, or until the next annual meeting of shareholders;

3.     To consider and ratify the appointment of Price
Waterhouse as
independent accountants for the fiscal year ending December 31, 1997.


At such meeting, only holders of common stock of record at the close of business on February 11, 1997 will be entitled to vote.

You are encouraged to attend this meeting in person, but if you cannot do so, please complete, date, sign and return the accompanying proxy at your earliest convenience. YOUR
PARTICIPATION, IN PERSON OR BY PROXY, IS IMPORTANT.  BUSINESS
MAY BE TRANSACTED ONLY IF A MAJORITY OF THE SHARES ENTITLED TO
VOTE ARE PRESENT IN PERSON OR BY PROXY.

                            By Order of The Board of Directors
                            __________________________________
                            Kevin M. Ryan
                            Secretary
February 12, 1997
                            -1-
                     PROXY STATEMENT

       SOLICITATION, REVOCATION AND VOTING OF PROXIES


The enclosed proxy is solicited by and on behalf of the Board of Directors of Berwyn Income Fund, Inc. (the "Fund"), for use at the Annual Meeting of Shareholders, or any adjournment thereof, to be held on March 31, 1997, at 11:00 A.M. or immediately following the Annual Meeting of The Berwyn Fund, Inc.,which is scheduled for 10:00 A.M., at the executive offices of The Killen Group, Inc. (the "Adviser"), 1199 Lancaster Avenue, Berwyn, Pennsylvania. The Fund's address is 1189 Lancaster Avenue, Berwyn, Pennsylvania 19312. This proxy statement and the enclosed proxy are first being sent to shareholders on or about March 1, 1997. The close of business on February 11, 1997 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. On that date there were, outstanding, 10,940,827 shares of common stock. (The Fund issues only common stock.) Shareholders will be entitled to one vote on each matter for each share held.

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum and the presence of a quorum is necessary for the transaction of business. Abstentions and broker nonvotes will be included for purposes of determining whether a quorum is present at the meeting, but will be treated as votes not cast and, therefore, will not be counted in determining whether matters to be voted upon at the meeting have been approved.

The proposed Investment Advisory Agreement between the Fund and the Adviser, (the "Advisory Agreement"), requires approval by a vote of amajority of the Fund's outstanding voting securities as defined in the Investment Company Act of 1940 ("1940 Act"). Under the 1940 Act, such approval means the affirmative vote at a meeting of shareholders of the lesser of (a) more than 50% of the Fund's outstanding shares, or (b) 67% or more of the shares present or represented at the meeting, if the holders of more than 50% of the Fund's outstanding shares are present in person or represented by proxy. The election of a nominee for Director and the ratification of the appointment of Price Waterhouse as independent accountants of the Fund will require the affirmative vote of a majority of shares in attendance at the meeting either in person or by proxy.

All shares represented by properly executed proxies, unless such proxies have been previously revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. A shareholder who executes and returns a proxy may revoke it at any time prior to its exercise by delivering to the Secretary of the Fund written notice of its revocation, sending the Fund a proxy with a later date, or by voting in person at the meeting. The cost of soliciting proxies, which is estimated at $2,500, is being paid by the Fund. In addition to solicitation by mail, Officers of the Fund may request the return of proxies by personal conversation or by telephone or telegraph.

Since the Fund is bearing all proxy solicitation costs, it is requested that shareholders, who will not attend the meeting, execute and return a proxy so as to avoid any additional solicitation expense.

-2-
                      OWNERSHIP OF SHARES

Shareholders known by the Board of Directors to own more than 5% of the outstanding shares of the Fund on February 11, 1997 and the percentage of the outstanding shares owned on that date are listed below.


Name of Shareholder        Amount of        Percentage of
    and Address           Shares Owned     Outstanding Shares
Charles Schwab & Co. (1)      1,321,239        12%
101 Montgomery Street
San Francisco, CA

National Financial (1)     1,040,070        10%
Services Corp.
1 World Financial Center
200 Liberty Street
New York, NY


(1) Indicated owner of record; the record owner is a registered broker dealer and holds the shares listed for the benefit of its customers.
       To the Fund's knowledge, no person beneficially owned more than 5% of the oustanding shares of the Fund on February 11, 1997.


        PROPOSAL 1.  NOMINEES FOR ELECTION AS DIRECTORS

Five Directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected. The Board's nominees are named in the following table, which also sets forth information about each of them concerning his age, principal occupation, business experience for at least the past five years, and ownership of Fund shares. This information is also provided for Kevin
M. Ryan who serves as Secretary-Treasurer of the Fund.  Robert
E. Killen, Anthony N. Carrelli, Denis P. Conlon, Edward A. Killen and William H. Vonier are currently members of the Fund's Board of Directors and all are nominees for election. The number and percentage of the Fund's shares owned by the Directors and Officers as a group is set forth at the end of the following table:
                              -3-

                                                                                    Number of Shares
                            Principal Occupation                                    Beneficially
                            and Other Business                                      Owned & Percent
                            Experience During the                                   of Class as of
Name(Age)                   Past Five Years                                         February 11, 1997

*Robert E. Killen           Director and Shareholder, Berwyn Financial Services     67,956
(55)                        Corp., a financial services company (registered with    (1)
                            the SEC as a broker-dealer 12/93 and a member of the     +
                            NASD since 7/94), since October 1991.  President and
                            Director of The Berwyn Fund, Inc., since February
                            1983. President and Director of Berwyn Income Fund,
                            Inc., since December 1986.  Director of Westmoreland
                            Coal Co.(a mining company) since July 1996.  Chairman,
                            CEO, and Sole Shareholder of The Killen Group, Inc.
                            (an Investment Advisory firm and the Investment Adviser
                            of the Fund) since April 1996.  President, Treasurer,
                            Director and Sole Shareholder of The Killen Group, Inc.
                            from September 1982 to March 1996.

*Anthony N. Carrelli        Director of Berwyn Income Fund, Inc., since December    446
(47)                        1986.  Director of The Berwyn Fund, Inc., since         +
                            January 1995.  Vice President of The Killen Group,
                            Inc. (Investment Advisory Firm and the Investment
                            Adviser to the Fund) since August 1986.

*Edward A. Killen II        Director, Secretary and Shareholder, Berwyn Financial   3,009
                            (46) Services Corp., a financial services company      +
                            (registered as a broker-dealer with the SEC since
                            12/93 and a member of the NASD since 7/94), since
                            October 1991.  Director of Berwyn Income Fund, Inc.,
                            since January 1995. Director  of The Berwyn Fund,
                            Inc., from February 1983 to January 1995. Vice
                            President, Secretary and Director of The Killen
                            Group, Inc. (an Investment Advisory Firm and the
                            Investment Adviser to the Fund) since February 1983.

Denis P. Conlon             Director of The Berwyn Fund, Inc., and Berwyn Income    1,103
(48)                        Fund, Inc., since June 1992.  President & CEO of CRC    +
                            Industries (a worldwide manufacturer of chemical
                            specialties for industrial and automotive markets)
                            since September 1996.  Vice President, Corporate
                            Development, Berwind Corporation (diversified
                            manufacturing and financial company) from 1990
                            to September 1996.
                                                              -4-


William Vonier              Director of The Berwyn Fund, Inc., and Berwyn and
(67)                        Berwyn Income Fund, Inc., since June 1992.
                            IndependentConsultant Sales and Marketing since 1989.

*Kevin M. Ryan              President, Treasurer, Director and Shareholder of     33,506
(49)                        Berwyn Financial Services Corp., a financial          (2)
                            services company, (registered as a  broker-dealer     +
                            with the SEC since 12/93 and a member of the NASD
                            since 7/94), since October 1991.  Secretary-Treasurer
                            of Berwyn Income Fund, Inc., since 1986.  Director of
                            Berwyn Income Fund, Inc., from December 1986 to
                            January 1995.  Secretary, Treasurer and Director of
                            The Berwyn Fund, Inc., since February 1983. Legal
                            Counsel to The Killen Group, Inc. (an Investment
                            Advisory Firm and the Investment Adviser to the Fund)
                            since September 1985.


All Directors and Officers of the Fund as a group owned 106,020 shares of the Fund, which constituted approximately 1.0% of its outstanding shares as of February 11, 1997.

+Indicates ownership of less than 1% of the outstanding shares of the Fund.

Notes:
(1) The shares listed for Robert E. Killen include shares owned by
The Killen Group, Inc. and shares owned by his wife.
(2) Shares listed for Kevin M. Ryan include shares owned by two
Partnerships of which he is a General Partner.
* Robert E. Killen, Anthony N. Carrelli, Edward A. Killen II and Kevin M. Ryan are interested persons of the Fund as defined in the 1940 Act. Messrs. R. Killen, Carrelli, and
       E. Killen are the "Interested Directors" of the Fund as defined in the 1940 Act. Robert E. Killen is an Officer, Director and sole shareholder of the Adviser to the Fund. He is also a Director of Berwyn Financial Services Corp., a registered broker-dealer, and owns 1/2 of its outstanding shares. Anthony N. Carrelli is a Vice President of the Adviser to the Fund. Edward A. Killen II is an Officer and Director of the Advisor to the Fund. He is also an Officer, Director, and the owner of 1/3 of the outstanding shares of Berwyn Financial Services Corp. Kevin M. Ryan is legal counsel to the Advisor and he is an Officer, Director and Owner of 1/3 of outstanding shares of Berwyn Financial Services Corp. In addition, Robert E. Killen and Edward A. Killen II are brothers and Kevin M. Ryan is brother-in-law to both. Berwyn Financial Services Corp. serves as the selling agent for the Fund in certain jurisdictions. The Board of Directors sets broad policies for the Fund and elects the Officers. The Officers of the Fund are Robert E. Killen, President, and Kevin M. Ryan, Secretary-Treasurer. The Officers manage the Fund's daily operations and are directly responsible to the Directors.

The Board held four meetings in fiscal year 1996 and all Directors were present at each meeting. The Board has an Audit Committee composed of Messrs. Conlon and Vonier, each of whom are not an "interested person" of the Fund, as that term is defined in the 1940 Act ("Independent Directors"). The Audit Committee recommends the selection of Independent Public Accountants for the Fund, reviews the scope of the audit and evaluates the Independent Accountants' work and opinions and reports its findings to the Board. The Audit Committee met once in 1996.

The Independent Directors are paid a fee of $400 for each Board or Committee meeting attended and are reimbursed for any travel expenses. If a Board and Committee meeting are held on the same date, the Independent Directors receive only one fee. In the 1996 fiscal year, Messrs. Conlon and Vonier were paid fees of $1,600 and $1,600, respectively from the Funds. Messrs. Conlon and Vonier also serve as Independent Directors of The Berwyn Fund, Inc. (another registered investment company managed by the Adviser). In the 1996 fiscal year, Messrs. Conlon and Vonier received $1,600 and $1,600, respectively, in Directors' fees from The Berwyn Fund, Inc. The total Directors' fees paid by both Funds to Messrs. Conlon and Vonier were $3,200 and $3,200, respectively for the 1996 fiscal year.
Officers of the Fund are not paid compensation by the Fund for their work as Officers and no fees are paid to the Interested Directors for the performance of their duties.



          PROPOSAL 2.  INVESTMENT ADVISORY AGREEMENT


Investment Adviser

The Killen Group, Inc. (The Adviser) currently serves as the
Investment Adviser to the Fund. The Adviser is a Pennsylvania corporation formed in September 1982 and its offices are located at 1189 Lancaster Avenue, Berwyn, Pennsylvania.

The Officers and Directors of the Adviser are Robert E. Killen, Chairman, CEO and Treasurer, William A. Siegenthaler, President, Chief Operating Officer and Director , Edward A. Killen, II, Executive Vice President, Secretary and Director, and Tara J. Killen, Director. The address of each Officer and Directoe is 1199 Lancaster Avenue, Berwyn, Pennsylvania.

Robert E. Killen has worked as an Investment Adviser since 1969. In that year, he cofounded the partnership of Compu Val Management Associates (an Investment Advisory Firm) and was a partner until February 1983 when he was replaced by the Adviser as a partner.

In December 1983, the partnership of Compu Val Management
Associates was dissolved.

William A. Siegenthaler has been the President and Chief Operating Officer of The Killen Group since April 1996. Prior to that he was manager of the Capital Markets Department of Electronics Data Systems Corporation, Wayne, Pennsylvania from March 1995 to March 1996.

Edward A. Killen II was Portfolio Manager for Compu Val
Management Associates from 1976 until September 1983. At that time he assumed his present position with the Adviser.

Tara J. Killen has been employed by the Adviser since June
1994 as an assistant portfolio manager and supervisor for mutual fund communications.

Robert E. Killen is Chairman of the Board and President of the Fund and currently a nominee for re-election as a Director. Edward A. Killen II and Anthony N. Carrelli, Vice President of the Adviser, are currently Directors of the Fund and are nominees for election as Directors at the Annual Meeting.

Advisory Agreement

The Adviser serves as investment adviser pursuant to a written agreement dated May 14, 1993. Under the terms of the agreement, the Adviser provides the Fund with advice and recommendations with respect to investments, investment policies, the purchase and sale of securities and the management of the Fund's resources.

In addition to providing investment services to the Fund, the Adviser provides and furnishes office space for the Fund and provides personnel to administer the Fund's operations. The Adviser also pays all expenses associated with the sales promotion of the Fund.

As compensation for investment services, under the Advisory Agreement, the Fund has agreed to pay the Adviser monthly compensation at the annual rate of 1/2 of 1% of the average daily net assets of the Fund. In the 1996 fiscal year, the Adviser received advisory fees totalling $638,212. The agreement between the Adviser and the Fund provides that the Adviser's fee will be reduced in any fiscal year by any amount necessary to prevent the Fund expenses and liabilities (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser, but inclusive of the Adviser's fee) from exceeding 2% (1 1/2% when net assets are over $100 million) of the average daily net assets of the Fund. This expense limitation was not used in 1996.

The Advisory Agreement is terminable at any time without penalty on 60 days written notice by the Board of Directors and will terminate automatically in the event it is assigned. The Advisory Agreement is also terminable at any time without penalty by a vote of a majority of the outstanding shares on 60 days written notice. The Adviser may terminate the Agreement by written notice to the Fund at least 60 days prior to the date of the annual shareholder meeting of any year thereafter. The Advisory Agreement provides that, unless sooner terminated, it will continue in effect from year to year provided that such continuance is specifically approved at least annually by a vote of a majority of the outstanding shares of the Fund as defined in the 1940 Act. Continuance of the Advisory Agreement also must be approved by the Independent Directors of the Fund annually. The Board of Directors of the Fund, including the Independent Directors, unanimously approved continuance of the Advisory Agreement at a meeting held on January 21, 1997.

In making its recommendation to continue the Advisory Agreement, the Board considered a number of factors. These factors were the performance of the Fund in 1996 and from its inception, the nature and quality of services provided by the Adviser and the Adviser's fee and the expenses of the Fund in comparison to other mutual funds with a similar investment objective.
The Board was also aware that the Adviser placed portfolio transactions through affiliated brokers and that the Adviser allocated transactions to brokers who sold shares of the Fund and provided research to the Fund and the Advisor. Prior to the Board meeting held on January 11, 1997, the members of the Board were provided with a memorandum prepared by the Adviser that detailed the experience of the Fund's portfolio manager, the services provided by the Adviser and the number of employees engaged in providing those services. Also provided in the memorandum was the annual performance of the Fund since inception as well as the annual average total return for 1 year, 5 years and the life of the Fund. The memorandum listed the total amount of fees paid to the Adviser for the year, the ratio of expenses to average net assets for the year and the rate at which the Fund pays the Adviser.

In addition to the Adviser's memorandum, the members of the Board were provided with information which compared the various expenses and fees of funds with similar investment objectives to the Fund.

After a discussion regarding the Advisory Agreement, the Board unanimously determined that it was in the best interest of the Fund's shareholders to renew the Agreement. The Board determined that the performance of the Fund in 1996 was satisfactory and that the performance of the Fund and level and quality of services provided by the Adviser since the Fund's inception have been good. The Board also determined that the fee charged by the Adviser was fair and reasonable considering the nature and quality of the services provided to the Fund.
The terms of the Advisory Agreement require that the renewal of the agreement be submitted to the shareholders at the Annual Meeting for their approval. This Advisory Agreement of the Fund was last submitted for shareholder approval at the Fund's Annual Meeting held on March 22, 1996. At that time, the agreement was approved. No changes have been made in the agreement since March 22, 1996.
A copy of the advisory agreement is attached as Appendix A. The Board of Directors recommends approval by shareholders of the Advisory Agreement.

Affiliated Brokers

The Fund places portfolio transactions through affiliated brokers. In the 1996 fiscal year, the affiliated broker used by the Fund was Berwyn Financial Services Corp. ("BFS"). BFS is affiliated with the Fund by reason of the fact that Officers and Directors of the Fund and the Adviser are Officers, Directors and Shareholders of BFS. In addition, BFS serves as the selling agent for the Fund in various jurisdictions pursuant to a written agreement.

In 1996, the Fund paid a total of $126,520 in commissions to BFS. This figure represents 88% of the total commissions paid by the Fund.



PROPOSAL 3.  RATIFICATION OF SELECTION OF INDEPENDENT
ACCOUNTANTS

The Board of Directors of the Fund is requesting ratification of its selection of Price Waterhouse, LLP as Independent
Accountants of the Fund for the fiscal year ending December
31, 1997.  Price Waterhouse has served as Independent
Accountants for the Fund since it began operations.

No representative of Price Waterhouse is expected at the Annual Meeting.

The Board of Directors recommends the ratification by shareholders of such selection.

Shareholder Proposals

Proposals of Shareholders intended to be presented at the 1998 Annual Meeting must be received by the Fund by November 1, 1997 for inclusion in the Fund's Proxy Statement and Proxy relating to that meeting. Upon receipt of any proposal, the Fund will determine whether or not to include such proposal in the Proxy Statement and Proxy, in accordance with regulations governing the solicitation of proxies.

                                   By Order of the Board of
Directors
                                   ___________________________
                                   Kevin M. Ryan
                                          Secretary
February 12, 1997

                          APPENDIX A


                         CONTRACT FOR
                 INVESTMENT ADVISORY SERVICES



Agreement made May 14, 1993 between The Berwyn Income Fund, Inc., a Pennsylvania corporation, having its principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, herein referred to as the Fund, and The Killen Group, Inc., a Pennsylvania corporation, having its principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, herein referred to as the Adviser.

1. The Fund shall register with the Securities and Exchange Commission as a diversified, open-end management investment company under the provisions of the Investment Company Act of 1940 and shall qualify to engage in business under said act and other applicable federal and state statutes.

2.     The Adviser is registered under the Investment
Advisors Act and is engaged in the business of acting as an
investment adviser      and rendering research and advisory
services.

3. The Fund desires to retain the Adviser to render such services to the Fund in the manner and on the terms and conditions hereinafter set forth.


4. Nothing contained herein shall be deemed to require the Fund to take any action contrary to its certificate of
incorporation or    any applicable statute or regulation, or
to relieve or deprive the Board of Directors of the Fund of its responsibility for, and control of, the conduct of the affairs of the Fund.

For the reasons recited above, and in consideration of the mutual promises contained herein, the Fund and Adviser agree as follows:


                         SECTION ONE
            INVESTMENT ADVICE AND OTHER SERVICES


a. Adviser shall to the extent reasonably required in the conduct of the business of the Fund, place at the disposal of the Fund, its judgment and experience and furnish to the Fund advice and recommendations with respect to investments, investment policies, the purchase and sale of securities, and the management of its resources. Adviser shall also, from time to time, furnish to or place at the disposal of the Fund such reports and information relating to industries, businesses, corporations or securities as may be reasonably required by the Fund or as Adviser may deem to be helpful to the Fund in the administration of its investments.

b. Adviser agrees to use its best efforts in the furnishing of such advice and recommendations and in the preparation of such reports and information, and for this purpose Adviser shall at all times maintain a staff of Officers and other trained personnel for the performance of its obligations under this agreement. Adviser, may at its expense, employ other persons to furnish to Adviser statistical and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments and such other information, advice and assistance as Adviser may desire.

c. The Fund will from time to time furnish to Adviser detailed statements of the investments and resources of the Fund and information as to its investment problems, and will make available to Adviser such financial reports, proxy statements, and legal and other information relating to its investments as may be in possession of the Fund or available to it.


                          SECTION TWO

              COMPENSATION TO INVESTMENT ADVISER


a. The Fund agrees to pay to Adviser and Adviser agrees to accept, as full compensation for all services rendered and as full reimbursement for all expenses assumed by Adviser hereunder, an annual fee equal to 1/2 of l.0% of the average daily assets of the Fund. The fee will be paid monthly.

b. Adviser agrees that neither it nor any of its Officers or Directors shall take any long or short position in the capital stock of the Fund; but this prohibition shall not prevent the purchase by or for Adviser or any of its Officers or Directors of shares of the capital stock of the Fund at the price at which such shares are available to the public at the moment of purchase provided that (1) such purchase be made for investment purposes only and (2) if any shares of stock so purchased are resold within two months after the date of purchase, such fact will be immediately reported to the Fund.


                         SECTION THREE
                      PAYMENT OF EXPENSES


The Adviser shall provide and furnish office space for Officers and employees of the Fund. The Adviser shall pay all expenses associated with the sales promotion of the Fund. The
Fund will pay all other expenses incurred in the operation of the Fund.

The Adviser hereby agrees to reduce its fee in any fiscal year by any amount necessary to prevent Fund expenses and liabilities (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser, but inclusive of the Adviser's fee) from exceeding 2% if net assets of the Fund. When the total net assets of the Fund exceed $100 million, the Adviser hereby agrees to reduce its fee in any fiscal year by any amount necessary to prevent Fund expenses and liabilities (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser, but inclusive of the Adviser's fee) from exceeding 1 1/2% of the net assets of the Fund.


                         SECTION FOUR

                     DURATION; TERMINATION



a. This agreement shall begin on May 14, l993. The agreement shall continue in effect from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if (1) such continuation shall be specifically approved at least annually by vote of a majority of the outstanding voting securities of the Fund; and (2) Adviser shall not have notified the Fund, in writing, at least sixty days prior to the date of the Annual Shareholders Meeting of any year thereafter, that it does not desire such continuation.

b. This agreement may be terminated by the Fund on 60 days notice in writing to Adviser, without the payment of any penalty, provided such termination be authorized by resolution of the Board of Directors of the Fund or by vote of a majority of its outstanding voting securities.


                         SECTION FIVE

                    AMENDMENT OF AGREEMENT


This agreement may not be amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund; and this agreement shall automatically and immediately terminate in the event of its assignment by Adviser.

In witness whereof, the parties hereto have caused this agreement to be signed by their respective Officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.



THE BERWYN INCOME FUND, INC.         THE KILLEN GROUP, INC.


by:    Kevin M. Ryan                by:    Robert E. Killen
       Secretary-Treasurer                 President